                                                                      Exhibit 24

                              CONFIRMING STATEMENT

      This Confirming Statement confirms that the undersigned, Peter H. Kesser, has authorized and designated Charles D. Hamlett, St. John Daugherty, Brian J.
Russell, Emily T. Landry and Josephine M. Gelman of Verso Corporation, a
Delaware corporation (the "Company"), and Jeeho Lee and Sarah Levesque of
O'Melveny & Myers LLP, and each of them, the undersigned's true and lawful attorney-in-fact (collectively, the "Attorneys-in-Fact") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto)
that the undersigned may be required to file with the Securities and Exchange
Commission as a result of the undersigned's ownership of or transactions in securities of the Company. The authority of the Attorneys-in-Fact under this
Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that the Attorneys-in-Fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, including any obligation or liability of the undersigned for profit disgorgement under Section 16(b) of the Exchange Act.

       Date:  August 1, 2016

                                        /s/ Peter H. Kesser
                                        ----------------------------
                                        Peter H. Kesser